Exhibit 10.5

EXCLUSIVE GLOBAL SUBCONTRACT AGREEMENT (RELATED PARTY) BY AND
BETWEEN CENTRO NP AND CENTRO SUPER MANAGEMENT JOINT VENTURE 2,
LLC

THIS AGREEMENT, made as of this 28th day of March, 2008, and effective as of April 20, 2007, by and between Centro NP LLC, a Maryland limited liability company, with offices at 420 Lexington Avenue, New York, New York, 10170 (“Manager”), and Centro Super Management Joint Venture 2, LLC, a Delaware limited liability company, with offices at 420 Lexington Avenue, New York, New York, 10170 (hereinafter called “Sub-Manager”).

W I T N E S S E T H:

WHEREAS, pursuant to the agreements listed in Schedule A hereto (hereinafter called the “Related Party Management Agreements”), Manager and/or its subsidiaries have contracted to act  as manager for certain properties owned by Manager and its subsidiaries (hereinafter called the “Projects”) with responsibilities for, among other things, managing, operating, maintaining, leasing, and servicing such properties on behalf of the owners of the Projects;

WHEREAS, Manager desires that Sub-Manager provide the services required to be provided by Manager under the Related Party Management Agreements; and

NOW THEREFORE, in consideration of the mutual promises hereafter contained, and of the sum of ONE DOLLAR ($1.00), by each to the other in hand paid, the receipt hereof is hereby acknowledged, the parties hereto, intending to be legally bound, covenant and agree with each other as following:

1.             Employment.

Manager hereby employs Sub-Manager as its sole and exclusive agent to perform the professional and other services described in and required by this Agreement to be performed by Sub-Manager with respect to the Related Party Management Agreements, and Sub-Manager undertakes said employment as the exclusive manager of the Projects and on all other terms, conditions, provisions and qualifications set forth in this Agreement.

Manager hereby constitutes and appoints the Sub-Manager and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full power and authority in the place and stead of Manager and in the name of Manager or in its own name, from time to time in the Sub-Manager’s discretion, for the purpose of carrying out the obligations of Manager under the Related Party Management Agreements and to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish such obligations in the name of and on behalf of Manager.

2.             Services.

Sub-Manager shall perform all services required to be performed by Manager pursuant to the Related Party Management Agreements.

3.             Sub-Manager’s Authority to Contract.

Sub-Manager is hereby authorized to enter into contracts relating to the Projects to the extent the Manager is so permitted under the Related Party Management Agreements.

4.             Term and Termination.

The term of this Agreement shall commence on the date hereof (“Commencement Date”) and shall extend until canceled by Manager as to any specified Projects (or as to all Projects); provided, however, that once this Agreement is cancelled as to any individual Project, the entire Agreement is cancelled as to that specified Project or Projects (i.e., this Agreement may not be terminated in part as to any specified Project).

5.             Compensation.

To the extent Manager receives such payment under the Third Party Management Agreements, Manager shall reimburse Sub-Manager for all direct and indirect costs and expenses incurred by Sub-Manager in carrying out the duties imposed on Sub-Manager by the terms of this Agreement, including, without limitation, based upon a reasonable allocation of such costs made by Sub-Manager, of the cost of Sub-Manager’s overhead and non-specific costs that otherwise can not be allocated to the Projects, professional fees (including legal, audit, advisory, directors’, management executive service, and similar fees) corporate insurance expense (including, without limitation, directors’ and officers’ insurance) and other expenses of a similar nature (collectively, “Costs and Expenses”). Subject in all respects to the Deferral and Subordination of Compensation provision set forth in Section 6 hereof, such Costs and Expenses shall be payable monthly based on the costs estimated to be reimbursed by Manager to Sub-Manager over a twelve (12) month period with a reconciliation done at the end of each calendar year. Manager agrees that, to the extent permitted under the terms of the Third Party Management Agreements, it shall submit promptly the expenses of Sub-Manager in connection with its performance of its obligations hereunder to the counterparties to the Third Party Management Agreements for reimbursement thereunder.  The compensation payable to Sub-Manager shall be equal to an annual fee of five percent (5%) of the Costs and Expenses (the “Management Fee”).

6.             Subordination of Compensation.

(a)           Notwithstanding anything to the contrary in Section 5 hereof, no portion of any Management Fee or Leasing Commission shall be due and payable to Sub-Manager until such time as the Senior Indebtedness is Paid-in-Full (as such terms are defined below) unless otherwise agreed to in writing by the holders of the Senior Indebtedness, the obligation of Manager to pay such amounts being deferred without cost or penalty.

(b)           This Agreement and any and all rights, interests and liens (whether choate or inchoate) owed, claimed or held by Sub-Manager in and to the Related Party Management Agreements (other than reimbursement of Costs and Expenses), are and shall be in all respects subordinate and inferior to the rights, interests and liens created, or to be created, for the benefit of the lenders under (a) the Amended and Restated Revolving Credit Agreement, dated July 31, 2007, by and among Centro NP LLC, the lenders party thereto, and Bank of America, N.A., as agent for the lenders and (b) the Amended and Restated Loan Agreement, dated August 1, 2007, by and among Super LLC, CPT Manager Limited, as responsible entity of the Centro Property Trust, and Centro Properties Limited, the lenders party thereto, and JPMorgan Chase Bank, N.A., as agent for the lenders (such indebtedness, as the same may be amended, modified, renewed, restructured or refinanced, being hereinafter collectively referred to as “Senior Indebtedness”).

(c)           Other than for reimbursement of Costs and Expenses, so long as the terms of the Senior Indebtedness do not permit any such payment (which payment has not been permitted as of the date hereof), no payment of any kind or character whatsoever (including cash, securities or other property) shall be made by or on behalf of Manager or any other person or entity on its behalf with respect to this Agreement unless and until the Senior Indebtedness has been Paid-in-Full.  “Paid-in-Full” means, with respect to the Senior Indebtedness, the payment-in full in cash of all Senior Indebtedness and the termination of all commitments related thereto.  If any payment of any kind or character whatsoever in respect of this Agreement shall (despite these subordination provisions) be made by Manager or any person or entity on its behalf to or for the benefit of Sub-Manager in violation of the foregoing sentence, such payment shall be held in trust by Sub-Manager or its recipient for the benefit of, and shall be paid over or delivered to, the holders of Senior Indebtedness (or their representatives) as directed by the lenders holding Senior Indebtedness.

7.             [INTENTIONALLY OMITTED]

8.             Indemnification and Insurance.

Except for acts of gross negligence or willful misconduct on the part of Sub-Manager, Manager shall indemnify Sub-Manager from claims, losses, expenses and liabilities arising out of damage to property (including loss of use thereof), or injury to or death of persons (including the Projects and persons of the parties hereto and their agents, servants, employees and contractors), arising out of or occasioned by or in connection with the existence, use or condition of the Projects, and all reasonable costs, fees and attorney’s expenses in connection therewith.  Except as set forth in the previous sentence, Manager shall promptly and diligently, at Manager’s expense, defend against any claim, demand, action or proceeding commenced against Sub-Manager, or against it and Manager, jointly or severally arising out of or in connection with the Projects.  The indemnification hereunder shall survive termination of this Agreement for those circumstances occurring prior to said termination for one year.

Except for acts of gross negligence or willful misconduct on the part of Manager, Sub-Manager shall indemnify Manager from claims, losses, expenses and liabilities arising out of damage to property (including loss of use thereof), or injury to or death of persons (including the Projects and persons of the parties hereto and their agents, servants, employees and contractors), arising out of or occasioned by or in connection with the services provided by Sub-Manager hereunder, and all reasonable costs, fees and attorney’s expenses in connection therewith.  Except as set forth in the previous sentence, Sub-Manager shall promptly and diligently, at Sub-Manager’s expense, defend against any claim, demand, action or proceeding commenced against Manager, or against it and Sub-Manager, jointly or severally arising out of or in connection with  Sub-Manager’s duties under this Agreement.  The indemnification hereunder shall survive termination of this Agreement for those circumstances occurring prior to said termination for one year.

It is further agreed that each of Sub-Manager and Manager, upon request, will provide evidence to the other of insurance coverage in the form of Certificates of Insurance.

9.             Notices.

All notices by either party to the other hereunder shall be served by certified or registered mail, postage prepaid or hand carried, addressed to such party at the address as such party may designate from time to time by written notice in accordance herewith.

10.           Representative.

Manager hereby designates Michael Carroll as its authorized representative and hereby authorizes him to approve (or disapprove, as the case may be) proposals submitted by Sub-Manager pursuant to this Agreement and to execute in the name of Manager any and all documents to be executed by Manager to enable Sub-Manager to carry out its duties hereunder.  In the event of a change as to the authorized representative, Manager shall within TEN (10) DAYS advise Sub-Manager of the appointment of the successor or successors by notice in accordance herewith.

11.           Interpretation.

The captions set forth herein are for convenience only and shall not govern the meaning of any terms of this Agreement.  This Agreement sets forth the entire agreement between the parties, and no amendment or alteration hereof or change hereto shall be binding unless same shall be in writing and signed by both of the parties hereto.

12.           Additional Provisions.

(a)           Sub-Manager shall promptly notify Manager of any damage or destruction to a Project or the occasion of any event which may lead to claims being brought against Manager or Sub-Manager.

(b)           Sub-Manager shall comply with the obligations of Manager under the Related Party Management Agreements.

(c)           Manager shall designate the accountant and legal counsel whom Sub-Manager shall use in connection with the performance of its services under this Agreement.

(d)           Manager shall receive credit for all rebates, commissions, discounts and allowances so that all expenses charged Manager shall be net.

(e)           All leases shall limit liability of Manager to the Projects and contain such other provisions as are required by Manager (or as required under the Related Party Management Agreements).  Manager shall receive one original lease for each lease negotiated by Sub-Manager.

(f)            Upon termination of this Agreement, Sub-Manager shall deliver to Manager any and all leases, accounting records, files and other documents relating to the Projects.  Sub-Manager shall reasonably cooperate in transitioning the management of the Projects to a new manager.

(g)           Those funds collected from tenants to defray overhead and administrative expenses or common costs of operation and maintenance are understood to be funds collected from operation of a Project, or incidental thereto, and sums received by Sub-Manager pursuant to laws of the Projects, are therefore to be deposited to the account of the Manager.

13.           This Agreement may not be assigned by Sub-Manager without the written consent of Manager.

14.           This Agreement shall inure to the benefit of and be binding upon the parties hereto and each of their successors, executors, administrators, heirs and assigns.

15.           This Agreement may be executed in several counterparts, each of which counterparts shall be deemed an original instrument and all of which together shall constitute a single Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

Sub-Manager:

Centro Super Management Joint Venture 2, LLC, Delaware limited liability company

By:	/s/ Steven Siegel
Name:	Steven Siegel
Title:	Executive Vice President

Manager:

Centro NP LLC, a Delaware limited liability company

By:	/s/ Steven Siegel
Name:	Steven Siegel
Title:	Executive Vice President